EXECUTION
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Berry Petroleum Company, LLC, a Delaware limited liability company (the “Company”) and Michael Helm (“Employee”), effective as of January 1, 2023 (the “Effective Date”).
W I T N E S S E T H:
WHEREAS, the Company and Employee entered into that certain Employment Agreement dated effective as of December 4, 2017 (the “Original Employment Agreement”);
WHEREAS, the Company and Employee desire to amend and restate the Original Employment Agreement and enter into this Agreement, which supersedes and replaces the Original Employment Agreement in its entirety; and
WHEREAS, the Company desires to continue to employ Employee on the terms and conditions, and for the consideration, hereinafter set forth, and Employee desires to be employed by the Company on such terms and conditions and for such consideration.
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the parties hereto agree as follows:
1.    Position and Duties.
1.1    Employment; Title; Reporting. Beginning on the Effective Date, the Company agrees to continue to employ Employee and Employee agrees to continue to be employed by the Company, upon the terms and subject to the conditions provided under this Agreement. During the Term (as defined in Section 2), Employee will serve the Company as Chief Financial Officer and Chief Accounting Officer. Employee will report directly to the Company’s President (the “President”).
1.2    Duties. Employee will perform such duties and have such responsibilities as are typically associated with the positions of Chief Financial Officer and Chief Accounting Officer, including such duties and responsibilities as prescribed by the President consistent with such position. Employee will devote substantially all of his full working time and attention to the business and affairs of the Company, will use his best efforts to promote the Company’s interests, and will perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. Employee will comply with the Company’s policies, codes and procedures, as they may be in effect from time to time.
1.3    Place of Employment. Employee will perform his duties under this Agreement from the Company’s offices in Dallas, Texas. Executive acknowledges and agrees that the performance of Employee’s duties hereunder will likely require substantial business travel.
2.    Term of Employment.
The term of Employee’s employment hereunder (the “Term”) will begin on the Effective Date and will end on the date of Employee’s termination of employment from the Company (the “Termination Date”). Employee hereby acknowledges and agrees that his employment with the Company is “at will” and that either the Company or Employee can terminate the employment relationship at any time, with or without notice, for any reason or for no reason, subject to Section 5.2.

3.    Compensation.
3.1    Base Salary. During the Term, Employee will be entitled to receive a base salary at an annual rate of $375,000, payable in accordance with Company’s regular payroll practices. The base salary will be reviewed by the Board (or a committee thereof) at least once per calendar year and may be increased in the discretion of the Board (or a committee thereof), but will not be decreased without Employee’s written consent; provided, however, that such written consent shall not be required on a determination by the Board (or a committee thereof) that a decrease of no more than 10% of Employee’s Base Salary is necessary and appropriate, and such decreases are part of similar reductions applicable to the Company’s similarly situated Executive Officers. As used in this Agreement, the term “Base Salary” means, as of any given date, Employee’s annualized base salary as of such date.
3.2    Bonus Compensation. For each calendar year ending during the Term, Employee will be eligible to earn an annual bonus (the “Annual Incentive Bonus”) in the target amount of eighty percent (80%) of Base Salary (the “Target Bonus Amount”) and a maximum annual bonus equal to one-hundred fifty percent (150%) of the Target Bonus Amount. The actual amount of the Annual Incentive Bonus will be determined by the Company based on Employee’s and the Company’s fulfillment of performance goals established by the Company with respect to the applicable calendar year. The Annual Incentive Bonus for any calendar year will (if and to the extent earned) be paid no later than March 15th following the completion of such calendar year. Except as provided in Section 5.2, Employee must remain continuously employed with the Company through the payment date of the Annual Incentive Bonus in order to receive such Annual Incentive Bonus.
3.3    Long-Term Incentive Awards. Employee will be eligible to receive annual equity-based awards (“Annual Equity-Based Awards”). It is contemplated that such Annual Equity-Based Awards will have an aggregate grant date target value equal to one-hundred-twenty percent (120%) of Employee’s Base Salary for the calendar year of grant, and that the terms and conditions of the Annual Equity-Based Awards (including, without limitation, the form of award(s), vesting schedule, performance objectives, and restrictive provisions) will be similar to the terms and conditions applicable to the annual equity-based awards made to the Company’s other similarly situated employees.
4.    Expenses and Other Benefits.
4.1    Reimbursement of Expenses. Employee will be entitled to receive prompt reimbursement for all reasonable expenses, including all reasonable travel expenses, incurred by him during the Term (in accordance with the policies and practices as may be established by the Company (from time to time) in performing services under this Agreement, provided that Employee properly accounts for such expenses in accordance with the Company’s policies and procedures, as in effect from time to time.
4.2    Vacation. Employee will be entitled to paid vacation time each year during the Term that will accrue in accordance with the Company’s policies and procedures, as in effect from time to time.
4.3    Employee Housing. During the Term, the Company will pay up to $3,500 per month for Employee housing selected by Employee within commuting distance of the Company’s offices in Bakersfield, California.
4.4    Relocation Benefit. During the Term, should Employee decide to relocate to the Bakersfield area, the Company will provide Relocation Benefits in line with the Company’s then current Relocation Policy but not to exceed $150,000, including any tax gross-up.

4.5    Tax Preparation Expense Reimbursement. For the calendar years ending before the last day of the Term, the Company shall reimburse Employee for the reasonable cost of the preparation of Employee’s U S. federal and California state income tax returns by a professional tax preparation service provider selected by Employee, provided that the maximum amount of tax preparation expense reimbursable by the Company pursuant to this Section 4.5 shall be $2,500 per annum. Prior to such payment, Employee shall provide to the Company any written substantiation for such expenses requested by the Company.
4.6    Other Employee Benefits. During the Term, Employee will be entitled to participate in and to receive benefits as an employee under all of the Company’s employee benefit plans, programs and arrangements generally available to the Company’s similarly situated employees. Employee’s participation will be subject to the eligibility criteria and other terms and conditions of such plans, programs and arrangements, as they may be amended, terminated, approved or adopted by the Company from time to time.
5.    Compensation Upon Termination.
5.1    Termination Generally. If Employee’s employment hereunder terminates for any reason other than as described in Section 5.2 below, then all compensation and all benefits to Employee hereunder will terminate contemporaneously with such termination of employment, except that Employee will be entitled to (a) payment of all accrued and unpaid Base Salary to the Termination Date, (b) reimbursement for all incurred but unreimbursed expenses for which Employee is entitled to reimbursement in accordance with Section 4.1, (c) benefits to which Employee is entitled under the terms of any applicable benefit plan or program of the Company or an affiliate (such amounts set forth in (a), (b), and (c), and are collectively referred to herein as the “Accrued Rights”).
5.2    Termination Without Cause. If the Company terminates Employee’s employment without Cause (defined below), then all compensation and all benefits to Employee hereunder will terminate contemporaneously with such termination of employment except that Employee will be entitled to receive the Accrued Rights and the following additional compensation (such additional compensation, the “Severance”).
(a)    Unpaid Prior Year Annual Incentive Bonus. The Company will pay Employee any earned but unpaid Annual Incentive Bonus for the calendar year ending prior to the Termination Date, which amount will be payable in a lump-sum on or before the date such annual bonuses are paid to employees who have continued employment with the Company (but in no event earlier than 60 days following the Date of Termination nor later than March 15th of the year following the calendar year ending prior to the Termination Date);
(b)    Prorated Current Year Annual Incentive Bonus. The Company will pay Employee a bonus for the calendar year in which the Termination Date occurs in an amount equal to the Annual Incentive Bonus for such year as determined by the Company in accordance with the criteria established pursuant to Section 3.2 and based on the Company’s performance for such year, which amount will be prorated through and including the Termination Date (based on the ratio of the number of days Employee was employed by the Company during such year to the number of days in such year), payable in a lump-sum on or before the date such annual bonuses are paid to employees who have continued employment with the Company (but in no event earlier than 60 days after the Termination Date nor later than March 15th of the year following the calendar year ending prior to the Termination Date); and
(c)    Salary Continuation Payments. Employee will be entitled to receive continued Base Salary (at the rate in effect immediately prior to the Termination Date) for one (1) year following the Termination Date, payable in equal installments in accordance with the

Company’s normal payroll practices, but no less frequently than monthly (the “Salary Continuation Payments”). The first such payment will be made within 60 days after the Termination Date, provided however, that if such 60 day period begins in one taxable year and ends in a second taxable year, the first such payment will be made in the second taxable year.
5.3    Release Requirement; Continuing Obligations. Any obligation of the Company to pay an amount set forth in Section 5.2(a), (b), or (c) is conditioned upon Employee timely signing and returning to the Company (and not revoking) a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form substantially similar to that attached as Exhibit A to this Agreement (the “Release”), and on Employee’s continued compliance with his obligations to the Company and its affiliates that survive termination of his employment, including, without limitation, continuing obligations under Section 6.
5.4    Definition of Cause. For purposes of this Agreement, “Cause” means Employee’s (a) conviction of, or plea of nolo contendere to (i) any felony, (ii) any crime or offense causing material harm to an member of the Company Group (defined below), whether or not for personal gain, or (iii) any crime or offense involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (b) repeated intoxication by alcohol or drugs during the performance of his duties; (c) willful and intentional misuse of any of the funds of any member of the Company Group; (d) embezzlement; (e) willful and material misrepresentations or concealments on any written reports submitted to any member of the Company Group, or (f) conduct constituting a material breach of the Company’s Code of Conduct, or any other written policy referenced therein.
For avoidance of doubt, the following termination events will not entitle Employee to Salary Continuation Payments; (a) Employee’s death; (b) Employee’s termination of employment on account of Employee’s Disability (defined below); (c) the transfer of Employee’s employment to another member of the Company Group, provided such member assumes and agrees to be bound by this Agreement; or (d) the transfer of Employee’s employment to any successor or assign (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, provided such successor or assign assumes and agrees to be bound by this Agreement. For purposes of this Section 5, “Disability” means Employee is unable to perform the essential functions of the position, even with reasonable accommodation, for four (4) months in any twelve (12) mouth period and there is no vacant position to which Employee could be transferred for which Employee is qualified.
5.5    Change in Control Agreement. Notwithstanding anything to the contrary herein, if Employee is terminated due to a Qualifying Termination (as that term is defined in that certain Change in Control Agreement by and between the Company and Employee, dated effective as of September 11, 2020 (the “CIC Agreement”)) and there is a conflict between the terms and conditions of this Section 5 and the CIC Agreement, then the terms and conditions of the CIC Agreement shall control.
5.6    Non-Duplication of Severance Benefits. In no event will Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided in this Section 5.
6.    Restrictive Covenants.
6.1    Confidential Information.
(a)    Confidentiality. Employee hereby acknowledges that in connection with his employment by the Company he will be exposed to and may obtain certain Confidential

Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Employee or otherwise has been or is made available io him) regarding the business and operations of the Company and its subsidiaries and affiliates (collectively, the “Company Group”). Employee further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company Group. For purposes of this Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any member of the Company Group relating to Business Opportunities (defined below) or Intellectual Property (defined below) or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the members of the Company Group, whether oral or in written form Employee agrees that all Confidential Information is and will remain the property of the Company Group. Employee further agrees, except for disclosures occurring in the good faith performance of his duties for the Company, Employee will, for the duration of the Term, hold in the strictest confidence all Confidential Information, and will not, during the Term and for a period of five years after the Termination Date, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information, directly or indirectly, for his own benefit or profit or allow any person, entity or third party, other than the Company or other member of the Company Group and authorized employees of the same, to use or otherwise gain access to any Confidential Information. Employee will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by Employee or his agent or other representative or becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group. Further, Employee will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company, provided, however, that if and when such a disclosure is required by law, Employee promptly will provide the Company with notice of such requirement, so that the Company may seek an appropriate protective order.
(b)    SEC Provisions. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Securities and Exchange Commission (“SEC”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to the SEC. This Section 6.1(b) applies only for the period of time that the Company is subject to the Dodd-Frank Act.
(c)    Trade Secrets. The parties specifically acknowledge that 18 U.S.C. § 1833(b) provides “An individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made—(A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that arc expressly allowed by 18 U.S.C. § 1833(b). Accordingly, notwithstanding anything to the contrary in the foregoing, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.
6.2    Return of Property. Employee agrees to deliver promptly to the Company, upon termination of his employment hereunder, or at any other time when the Company so requests,

all documents in his possession relating to the business of the Company Group, including without limitation, all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Company Group and all copies thereof and therefrom; provided, however, that Employee will be permitted to retain copies of any documents or materials of a personal nature or otherwise related to Employee’s rights under this Agreement, copies of this Agreement and any attendant or ancillary documents specifically including any documents referenced in this Agreement and copies of any documents related to Employee’s equity-based incentive awards and other compensation.
6.3    Non-Solicitation. During the Term and for a period of twelve (12) months after the Termination Date, Employee agrees and covenants that he will not, whether for his own account or for the account of any other person (other than a member of the Company Group), intentionally solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment or service of any employee or other service provider of Company Group (including any independent sales representatives), or solicit contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former or prospective clients, vendors or customers for purposes of offering or accepting goods at services similar to or competitive with those offered by the Company Group.
6.4    Non-disparagement. Employee represents covenants and agrees that he will not at any time during the Term or after the Termination Date, through any medium, either orally or in writing, including, but not limited to, electronic mail, television or radio, computer networks or internet bulletin boards, blogs, social media, such as Facebook, LinkedIn, or Twitter, or any other form of communication, disparage, defame, impugn, damage or assail the reputation, or cause or lend to cause the recipient of a communication to question the business condition, integrity, competence, good character, professionalism, or business practices of any member of the Company Group or any of their respective stockholders, directors, officers, employees, as applicable, except as required by law re pursuant to a court order.
6.5    Assignment of Developments. Employee assigns and agrees to assign without further compensation to the Company and its successors, assigns or designees, all of Employee’s right, title and interest in and to all Business Opportunities and Intellectual Property (as those terms are defined below), and further acknowledges, and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.
For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are developed by Employee during the Term, or originated by any third party and brought to the attention of Employee during the Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).
For purposes of this Agreement, “Intellectual Property” will mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Employee prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which Employee discovers, conceives, invents, creates or develops, alone or with others, during the Term, if such discovery, conception, invention, creation or development (a) occurs in the course of Employee’s employment with the Company, or (b) occurs with the use of any of the time, materials or facilities of the Company or its direct or indirect subsidiaries, or (c) in the good faith judgment of the President or Chief Executive Officer, relates or pertains in any material way to the purposes, activities or affairs of the Company Group.
6.6    Injunctive Relief. Employee acknowledges that a breach of any of the covenants contained in this Section 6 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6.
6.7    Adjustment of Covenants. The parties consider the covenants and restrictions contained in this Section 6 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction will be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.
6.8    Forfeiture Provision. If Employee engages in any activity that violates any covenant or restriction contained in this Section 6, in addition to any other remedy the Company may have at law or in equity. Employee will be entitled to no further payments or benefits from the Company under this Agreement or otherwise, except for any payments or benefits required to be made or provided under applicable law, and all forms of long-term incentive compensation (whether cash or equity-based) held by or credited to Employee will terminate effective as of the date on which Employee engages in that activity, unless terminated sooner by operation of another term or condition of this Agreement or other applicable plans and agreements.
7.    Miscellaneous.
7.1    No Conflicting Agreements. Employee hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which Employee is a party or is bound, and that Employee is not now subject to any covenants against competition or similar covenants or any other obligations to any person or to any court order, judgment or decree that would affect the performance of his obligations hereunder. Employee will not disclose to or use on behalf of the Company any proprietary information of a third-party without such party’s consent.
7.2    Assignment; Successors; Binding Agreement. This Agreement is personal to Employee and may not be assigned by Employee, whether by operation of law or otherwise, without the prior written consent of the Company. The Company may assign this Agreement to any member of the Company Group or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company this Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

7.3    Modification and Waiver. Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing by Employee and the Company. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, will constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.
7.4    Entire Agreement. This Agreement, together with any attendant or ancillary documents, specifically including, but not limited to, the CIC Agreement, all documents referenced in this Agreement and the written policies and procedures of the Company, embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement or other documents referenced in this Section 7.4.
7.5    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California other than the conflict of laws provision thereof.
7.6    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. In the event of any dispute, controversy or claim between the Company and Employee arising out of or relating to the interpretation, application or enforcement of the provisions of this Agreement, the Company and Employee agree and consent to the personal jurisdiction of the state and local courts of Ventura County, California and/or the United States District Court for the Central District of California for resolution of the dispute, controversy or claim, and that those courts, and only those courts, will have any jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with this Agreement. The Company and Employee also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of then principal Employee offices and to Employee at his last known address as reflected in the Company’s records.
7.7    Withholding of Taxes. The Company will withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally will be required to be withheld.
7.8    Survival. Provisions of this Agreement will survive any termination of Employee’s employment if so provided or if necessary or desirable to fully accomplish the purposes of the other surviving provisions, including, without limitation, Sections 5, 6 and 7.
7.9    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).

To the Company:
Berry Petroleum Company, LLC
Attn: General Counsel
16000 Dallas Pkwy, Suite 500
Dallas, Texas 75248
To Employee:
At the address reflected in the Company’s written records.
7.10    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
7.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
7.12    Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.
7.13    Construction. As used in this Agreement. unless the context otherwise requires the terms defined herein will have the meanings set forth herein for all purposes, references to “Section” are to a section hereof, “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import, “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto, references to any gender include references to all genders, and references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).
7.14    Capacity; No Conflicts. Employee represents and warrants to the Company that he has full power, authority and capacity to execute and deliver this Agreement, and to perform his obligations hereunder, such execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he is a party or is otherwise bound, and this Agreement is his valid and binding obligation. enforceable in accordance with its terms.
7.15    California State Income Taxes. During the Term, the Company and Employee hereby agree to take all reasonable precautions to ensure that no amount payable to Employee under this Agreement is subject to California state income tax. If the Company pays Employee an amount under this Agreement that is determined to be subject to California state income tax (any such payment, a “CA Taxable Payment”), then the Company will pay Employee an additional amount (a “Gross-Up Payment”) such that the net amount retained by Employee, after deduction of any California state income tax on the amount, and any Federal, state and local income and employment taxes on the Gross-Up Payment, equals the CA Taxable Payment. Except as otherwise provided in a written agreement between the Company and Employee, any determination required under this Section 7.15 will be made in good faith by the Company and agreed to by Executive.

7.16    Section 409A Compliance. This Agreement will be interpreted consistent with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). However, neither the Company nor any of its respective affiliates, officers, employees, counsel, or representatives will have any liability to Employee with respect to any taxes, penalties, interest or other costs or expenses that Employee may incur under Section 409A or any other federal, state or local tax provision or requirement. Any amounts or benefits payable upon Employee’s “separation from service” (within the meaning of Section 409A) with the Company that are subject to, and not exempt from, Section 409A (“Section 409A Payments”) will be delayed if Employee is a “specified employee’” under Section 409A and a delay is required to avoid the imposition of additional taxes under Section 409A until one business day after six (6) months after such separation. Delayed payments will be paid in a lump sum at the expiration of the delay period and any payments not delayed will be paid in accordance with their original schedule. With respect to Section 409A Payments, termination of employment will mean “separation from service” within the meaning of Section 409A. Payments under this Agreement arc intended to constitute separate payments for purposes of Section 409A to the maximum extent permitted where this Agreement provides that payments will be made within a specified time period the exact timing of payments within such period will be determined in the sole discretion of the Company.
[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the Effective Date.
BERRY PETROLEUM COMPANY, LLC
By:    BERRY CORPORATION (bry), its sole member
By:    /s/ Arthur T. Smith
    Name: Arthur T. Smith
    Title: President and Chief Executive Officer
EXECUTIVE
/s/ Michael Helm
Michael Helm

[Signature Page to Amended and Restated Employment Agreement]

Form of Release and Waiver of Claims Agreement
This Release and Waiver of Claims Agreement (“Release”) is entered into by and between Berry Petroleum Company, LLC, a Delaware limited liability company (the “Employer”), on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective executives, officers, directors, owners, shareholders and agents (collectively referred to herein as the “Employer Group”), and _______________ (“Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”) as of [__________] (the “Execution Date”).
1.    Release.
(a)    General Release and Waiver of Claims. In exchange for the consideration provided in this Release, the Employee and his/her heirs, executors, representatives, agents, insurers, administrators successors and assigns (collectively die “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Employer Group, including each member of the Employer Group’s parents, subsidiaries, affiliates, predecessors. successors and assigns, and all of their respective officers, directors, employees, shareholders, and partners, in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Release, including, without limitation, any Claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Employee’s hire, benefits, employment, termination or separation from employment with the Employer Group and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter including but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Ad, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Genetic Information Nondiscrimination Act of 2008, the California Fair Employment and Housing Act, as amended, and or any other Federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; and (ii) any ton, contract and of quasi-contract law, including but not limited to claims of wrongful discharge, defamation, emotional duress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. However, this general release of claims excludes, and the Employee does not waive, release or discharge (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency; (ii) claims under state workers’ compensation or unemployment laws; (iii) indemnification rights the Employee has against the Employer, (iv) claims under the Employment Agreement between the Employee and the Employer dated [DATE], and or (v) any other claims that cannot be waived by law.
(b)    Waiver of California Civil Code Section 1542. The Employee understands that he/she may later discover Claims or facts that may be different than, or in addition to, those which the Employee now knows or believes to exist with regards to the subject matter of this Release, and which, if known at the time of signing this release, may have
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materially affected this Release or Employee’s decision to enter into it. Nevertheless, the Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. The Releasors have been made aware of, and understand, the provisions of California Civil Code Section 1542 and hereby expressly waive any and all rights, benefits and protections of the statute, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
(c)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Employee in this Release, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Release arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations. By signing this Release, the Employee hereby acknowledges and confirms that: (i) the Employee has read this Release in its entirety and understands all of its terms; (ii) the Employee has been advised of and has availed him/herself of Employee’s right to consult with Employee’s attorney prior to executing this Release; (iii) the Employee knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Release including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled; (v) the Employee was given at least [twenty-one (21)/forty-five (45)] days to consider the terms of this Release and consult with an attorney of Employee’s choice, although Employee may sign it sooner if desired; (vi) the Employee understands that Employee has seven (7) days from the date Employee signs this Release to revoke the release in this paragraph by delivering notice of revocation to [NAME] at the Employer, [EMPLOYER ADDRESS] by e-mail/fax/overnight delivery before the end of such seven (7)-day period; and (vii) the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Employee signs this Release.
2.    Knowing and Voluntary Acknowledgement. The Employee specifically agrees and acknowledges that: (i) the Employee has read this Release in its entirety and understands all of its terms; (ii) the Employee has been advised of and has availed him/herself of Employee’s right to consult with Employee’s attorney prior to executing this Release; (iii) the Employee knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled; (v) the Employee is not waiving or releasing rights or claims that may arise after Employee’s execution of this Release; and (vi) the Employee understands that the waiver and release in this Release is being requested in connection with the cessation of Employee’s employment with the Employer Group.
The Employee further acknowledges that Employee has had [twenty-one (21)/forty-five (45)] days to consider the terms of this Release and consult with an attorney of Employee’s choice, although Employee may sign it sooner if desired. Further, the Employee acknowledges that Employee shall have an additional seven (7) days from the date on which Employee signs this Release to revoke consent to Employee’s release of claims under the ADEA by delivering notice of revocation to [NAME] at the Employer, [EMPLOYER ADDRESS] by e-mail/fax/
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overnight delivery before the end of such seven (7)-day period. In the event of such revocation by the Employee, the Employer hall have the option of treating this Release as null and void in its entirety.
This Release shall not become effective, until the eighth (8th) day after/day the Employee and the Employer execute this Release. Such date shall be the Effective Date of this Release. No payments due to the Employee hereunder shall be made or begin before the Effective Date.
3.    Miscellaneous.
(a)    Assignment. Employer may assign this Release to any subsidiary or corporate affiliate in the Employer Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer. This Release shall inure to the benefit of the Employer and permitted successors and assigns.
(b)    Governing Law: Jurisdiction and Venue. This Release, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Release shall be brought only in any state or federal court located in the State of Texas, County of Dallas. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
(c)    Modification and Waiver. No provision of this Release may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the Employer’s Chief Executive Officer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Release to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
(d)    Severability.
(i)    Should any provision of this Release be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Release shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Release, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Release.
(ii)    The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Release in lieu of severing such unenforceable provision from this Release in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Release or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.
(iii)    The Parties expressly agree that this Release as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Release be held to be invalid, illegal
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or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Release shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.
(e)    Captions. Captions and headings of the sections and paragraphs of this Release are intended solely for convenience and no provision of this Release is to be construed by reference to the caption or heading of any section or paragraph.
(f)    Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
(g)    Nonadmission. Nothing in this Release shall be construed as an admission of wrongdoing or liability on the part of the Employer or any member of the Employer Group.
(h)    Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS RELEASE. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE HE/SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE BEFORE SIGNING THIS RELEASE. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HIS/HER SIGNATURE BELOW IS AN AGREEMENT TO RELEASE BERRY PETROLEUM COMPANY, LLC FROM ANY AND ALL CLAIMS.
[Signature page follows]
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IN WITNESS WHEREOF, the Parties have executed this Release as of the Execution Date above.
BERRY PETROLEUM COMPANY, LLC
By:
Name:    [NAME OF AUTHORIZED OFFICER]
Title:    [TITLE OF AUTHORIZED OFFICER]
EMPLOYEE
Signature:
Print Name:
[Form of Release Agreement]